As filed with the Securities and Exchange Commission on May 5, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Teekay LNG Partners L.P.

(Exact name of Registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	98-0454169 (I.R.S. Employer Identification No.)

TK House, Bayside Executive Park
West Bay Street and Blake Road
P.O. Box AP-59212
Nassau, Commonwealth of the Bahamas
(242) 502-8820
(Address of principal executive offices, including zip code)

TEEKAY LNG PARTNERS L.P.

2005 LONG TERM INCENTIVE PLAN
(Full title of the plan)

Watson, Farley & Williams
Attention: Leo Chang and Daniel C. Rodgers
100 Park Avenue, 31st Floor
New York, New York 10017
(212) 922-2200
(Name, address and telephone number, including area code, of agent for service)

Copies to:

David Matheson
Chris Hall
Perkins Coie LLP
1120 N.W. Couch Street, 10th Floor
Portland, Oregon 97209
(503) 727-2000

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to Be	Offering Price Per	Aggregate Offering	Amount of
to Be Registered	Registered (1)	Share (2)	Price (2)	Registration Fee
Common Units, under the Teekay LNG Partners L.P. 2005 Long Term Incentive Plan	1,000,000	$22.00	$22,000,000.00	$2,589.40

(1)	Includes an indeterminate number of additional units that may be necessary to adjust the number of units reserved for issuance pursuant to the plan as the result of any future distribution, recapitalization, split, reverse split, reorganization or similar adjustment of the registrant’s outstanding common units.

(2)	Estimated as of May 4, 2005 solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, (the “Securities Act”). The proposed maximum offering price per unit is $22.00, which is the initial offering price of the registrant’s common units.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s prospectus filed on April 25, 2005 pursuant to Rule 424(a) under the Securities Act; and

(b)	The description of the Registrant’s Common Units contained in the Registration Statement on Form 8-A filed on April 21, 2005, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.	DESCRIPTION OF SECURITIES

     Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

     None.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the partnership agreement, in most circumstances, we must indemnify the following persons, to the fullest extent permitted by law, from and against all liabilities, costs, expenses, losses, claims, damages or similar events:

(1)	our general partner;

(2)	any departing general partner;

(3)	any person who is or was an affiliate of our general partner or any departing general partner;

(4)	any person who is or was an officer, director, member or partner of any entity described in (1), (2) or (3) above;

(5)	any person who is or was serving as a director, officer, member, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner; or

(6)	any person designated by our general partner.

     We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence. We also must provide this indemnification for criminal proceedings when our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Commission such indemnification is contrary to public policy and therefore unenforceable.

     Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, the general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

Item 8.	EXHIBITS

Exhibit Number	Description
5.1	Opinion of Watson, Farley and Williams regarding legality of the Common Units being registered

23.1	Consent of Ernst & Young LLP (Independent Chartered Accountants)

23.2	Consent of Watson, Farley and Williams (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1
Teekay LNG Partners L.P. 2005 Long-Term Incentive Plan (incorporated by reference to the exhibits to the registration statement on Form F-1/A (Amendment No. 3) filed with the Commission on April 8, 2005)

Item 9.	UNDERTAKINGS

a.     The undersigned Registrant hereby undertakes:

     (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii)      To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

          (iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nassau, Commonwealth of The Bahamas, on the 4th day of May, 2005.

TEEKAY LNG PARTNERS L.P.
By: Teekay GP L.L.C., its General Partner
/s/ Bruce C. Bell By: Bruce C. Bell Secretary

POWER OF ATTORNEY

     Each person whose signature appears below authorizes Bjorn Moller, Peter Evensen and Bruce Bell, or any of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 4th day of May, 2005.

Signature	Title

/s/ Peter Evensen Peter Evensen	Chief Executive Officer and Chief Financial Officer (Principal Executive, Financial and Accounting Officer), Director and Authorized Representative in the United States
/s/ C. Sean Day C. Sean Day	Director
/s/ Bjorn Moller Bjorn Moller	Director
/s/ Robert E. Boyd Robert E. Boyd	Director
/s/ Ida Jane Hinkley Ida Jane Hinkley	Director
/s/ Ihab J.M. Massoud Ihab J.M. Massoud	Director
/s/ George Watson George Watson	Director

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Watson, Farley and Williams regarding legality of the Common Units being registered

23.1	Consent of Ernst & Young LLP (Independent Chartered Accountants)

23.2	Consent of Watson, Farley and Williams (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1
Teekay LNG Partners L.P. 2005 Long-Term Incentive Plan (incorporated by reference to the exhibits to the registration statement on Form F-1/A (Amendment No. 3) filed with the Commission on April 8, 2005)